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                                  EXHIBIT 12.1

                         LIONS GATE ENTERTAINMENT CORP.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       FIVE YEARS ENDED MARCH 31, 2003 AND
                THE NINE MONTHS ENDED DECEMBER 31, 2002 AND 2003
              (AMOUNTS IN THOUSANDS, EXCEPT RATIOS AND WHERE NOTED)

                                                                                                                Nine Months Ended
                                                         Fiscal Year Ended March 31,                               December 31,
                                        ---------------------------------------------------------------       ---------------------
                                          2003          2002          2001          2000          1999          2003          2002
                                        -------       -------       -------       -------       -------       -------       -------
                                        $             $             $             $             $             $             $
EARNINGS
Income (loss) before income
  taxes, excluding equity
  interests in unconsolidated
  subsidiaries, gain on dilution
  of investment in a subsidiary
  and minority interests in
  consolidated subsidiaries               3,082       (14,064)       10,739         2,549        (5,832)      (54,216)        2,799
Interest capitalized                     (1,000)       (2,900)       (1,500)       (2,447)       (2,394)         (982)         (102)
Fixed charges                            12,072        13,901        10,281         6,399         5,455        11,930         8,100
                                        -------       -------       -------       -------       -------       -------       -------
TOTAL EARNINGS                           14,154        (3,063)       19,520         6,501        (2,771)      (43,268)       10,797
                                        =======       =======       =======       =======       =======       =======       =======
FIXED CHARGES:
Interest expense and amortization
  of deferred financing costs            10,339        10,128         8,116         3,522         2,781        10,450         7,530
Estimate of interest within rent
  expense                                   733           873           665           430           280           498           468
Interest capitalized                      1,000         2,900         1,500         2,447         2,394           982           102
                                        -------       -------       -------       -------       -------       -------       -------
TOTAL FIXED CHARGES                      12,072        13,901        10,281         6,399         5,455        11,930         8,100
                                        =======       =======       =======       =======       =======       =======       =======
RATIO OF EARNINGS TO FIXED CHARGES         1.17          -(1)          1.90          1.02          -(2)          -(3)          1.33
                                        =======       =======       =======       =======       =======       =======       =======

(1)   Earnings were insufficient to cover fixed charges by $16,964.

(2)   Earnings were insufficient to cover fixed charges by $8,226.

(3)   Earnings were insufficient to cover fixed charges by $55,198.